EXHIBIT 10.23
FOUNDRY NETWORKS, INC.
2006 STOCK INCENTIVE PLAN
STOCK UNIT AGREEMENT
     This Stock Unit Agreement (the “Agreement”) is made and entered into as of ___, 200___by and between Foundry Networks, Inc., a Delaware corporation (the “Company”), and ___pursuant to the Foundry Networks, Inc. 2006 Stock Incentive Plan (the “Plan”). To the extent any capitalized terms used in this Agreement are not defined, they shall have the meaning ascribed to them in the Plan, which is attached to, and made a part of, this Agreement. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.
     In consideration of the mutual agreements herein contained and intending to be legally bound hereby, the parties agree as follows:
     1. Restricted Stock Units. Pursuant to the Plan, the Company hereby grants to you, and you hereby accept from the Company, ______stock units, each of which is a bookkeeping entry representing the equivalent in value of one (1) Share (the “Restricted Stock Units”), on the terms and conditions set forth herein and in the Plan.
     2. Vesting of Restricted Stock Units. So long as your Service continues, the Restricted Stock Units shall vest in accordance with the following schedule: one-third of the total number of Restricted Stock Units shall vest on ___, 200___(the one-year anniversary of the vesting commencement date) and one-third of the total number of Restricted Stock Units shall vest on each one-year anniversary thereafter.
     3. Termination of Service. In the event of the termination of your Service for any reason, all unvested Restricted Stock Units shall be immediately forfeited without consideration.
     4. Acceleration of Vesting. You agree that the Restricted Stock Units shall not be subject to the acceleration of vesting provisions contained in your Change of Control Severance Agreement dated as of ___, or any other agreement between you and the Company providing for acceleration of vesting in connection with the acquisition of the Company by Brocade Communication Systems, Inc. (“Brocade,” and such transaction, the “Merger”). However, if your Service is terminated by the Company or Brocade in connection with the Merger prior to the one year anniversary of the vesting commencement date and you are a party to a Change of Control Severance Agreement with the Company or any other agreement between you and the Company providing for acceleration of vesting in connection with the Merger, then, upon any such termination, the vesting of that number of Restricted Stock Units shall be accelerated in an amount equal to (1) the total number of days elapsed from July 21, 2008 through the date of such termination, divided by 365, multiplied by (2) the number of Restricted Stock Units that would have vested one year after the vesting commencement date.
     5. Settlement of Restricted Stock Units. Restricted Stock Units shall be automatically settled in Shares upon vesting of such Restricted Stock Units, provided that the Company shall have no obligation to issue Shares pursuant to this Agreement unless and until you have satisfied any applicable tax withholding obligations pursuant to Section 6 below and such issuance otherwise complies with all applicable law. Prior to the time the Restricted Stock Units are settled upon vesting, you will have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company.
     Notwithstanding anything in the Plan or this Agreement to the contrary, if you are a “specified employee” within the meaning of Section 409A at the time of your termination, and the Restricted Stock Units, if any, that accelerate in accordance with Section 4 above, when considered together with any other severance payments or separation benefits may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), then only that portion of the Deferred Compensation Separation Benefits which do not exceed the Section 409A Limit may be made within the first six (6) months following your termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to you on or within the six (6) month period following your termination will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment, unless you die during such six (6) month period, in which case, such Deferred Compensation Separation Benefits will be paid to your estate as soon as practicable following your death, subject to Section 6. Notwithstanding the foregoing, if the payment of any portion of the Deferred Compensation Separation Benefits during the first six (6) months following your termination of employment would result in the imposition of additional tax under Section 409A if paid to you on or within this six (6) month period, all Deferred Compensation Separation Benefits will be accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of your termination of employment, unless you die during such six (6) month period, in which case, such Deferred Compensation Separation Benefits will be paid to your estate as soon as practicable following your death, subject to Section 6. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Restricted Stock Units provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time. For purposes of this Agreement, “Section 409A Limit” will mean the lesser of two (2) times: (i) your annualized compensation based upon the annual rate of pay paid to you during the Company’s taxable year preceding the Company’s taxable year of your termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which your employment is terminated.
     6. Withholding Taxes. You agree to make arrangements

     satisfactory to the Company for the satisfaction of any applicable withholding tax obligations that arise in connection with the Restricted Stock Units which, at the sole discretion of the Committee, may include (i) having the Company withhold Shares from the settlement of the Restricted Stock Units, or (ii) any other arrangement approved by the Company, in either case, equal in value to the amount necessary to satisfy any such withholding tax obligations. The Company shall not be required to issue Shares pursuant to this Agreement unless and until such obligations are satisfied.
     7. Tax Advice. You represent, warrant and acknowledge that the Company has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Agreement, and you are in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING ANY RESTRICTED STOCK UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
     8. Non-Transferability of Restricted Stock Units. The Restricted Stock Units shall not be transferable other than by will or the laws of descent and distribution. The designation of a beneficiary does not constitute a transfer. The terms of this Agreement shall be binding upon your executors, administrators, heirs, successors and assigns.
     9. Restriction on Transfer. Regardless of whether the transfer or issuance of the Shares to be issued pursuant to the Restricted Stock Units have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the Shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state, or any other law.

     10. Stock Certificate Restrictive Legends. Stock certificates evidencing the Shares issued pursuant to the Restricted Stock Units may bear such restrictive legends as the Company and the Company’s counsel deem necessary under applicable law or pursuant to this Agreement.
     11. Representations, Warranties, Covenants, and Acknowledgments. You hereby agree that in the event the Company and the Company’s counsel deem it necessary or advisable in the exercise of their discretion, the transfer or issuance of the Shares issued pursuant to the Restricted Stock Units may be conditioned upon you making certain representations, warranties, and acknowledgments relating to compliance with applicable securities laws.
     12. Voting and Other Rights. Subject to the terms of this Agreement, you shall not have any voting rights or any other rights and privileges of a stockholder of the Company unless and until the Restricted Stock Units are settled upon vesting.
     13. No Employment Rights. Neither the Plan nor this Stock Unit Award shall be deemed to give you a right to remain an Employee, Consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause, and for any reason, subject to applicable laws.
     14. Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or fax or 48 hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the Company at its principal corporate offices and to you at the address maintained for you in the Company’s records.
     15. Entire Agreement; Enforcement of Rights. This Agreement, together with the Plan, sets forth the entire agreement and understanding of the parties relating to the subject matter herein and therein and merges all prior discussions between the parties. Except as contemplated under the Plan, no modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.
     16. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.
     17. Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of this Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of this Agreement shall be enforceable in accordance with its terms.
     18. Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of you under this Agreement may not be assigned without the prior written consent of the Company.
     19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
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(Signature Page Follows)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on this ___day of ___, 200___.
FOUNDRY NETWORKS, INC.

By:

(Signature)

Name:

Title:

RECIPIENT:

By:

(Signature)

Address:

Telephone Number:

Email Address:

I, ___, spouse of ___, have read and hereby approve the foregoing Agreement. In consideration of the Company’s granting my spouse the right to the Restricted Stock Units as set forth in the Agreement, I hereby agree to be bound irrevocably by the Agreement and further agree that any community property or other such interest that I may have in the Restricted Stock Units and the underlying Shares shall hereby be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Spouse of Recipient

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